Exhibit 10.8

March 3, 2014

John H. Griffin, Jr.

Dear Jack:

This letter agreement (this “Agreement”) will set forth the terms and conditions of your employment with Tribune Publishing Company, LLC (together with its subsidiaries and successors interest, the “Company”). Upon your acceptance by signing where indicated below and returning to Melanie Hughes, the terms of this Agreement shall supersede any and all prior understandings, term sheets, or agreements, whether written or oral, concerning your employment with the Company. We look forward to continuing our mutually rewarding and beneficial relationship.

1. Term. The term of your employment hereunder shall be effective as of April 14, 2014 (the “Effective Date”), and, unless earlier terminated pursuant to Section 9, shall continue until March 31, 2017 (the “End Date”). This Agreement and your employment hereunder may be terminated at any time pursuant to the provisions of Section 9. The period of time from the Effective Date through the termination of your employment hereunder pursuant to its terms is herein referred to as the “Term.” Your term of employment shall expire at the end of the Term unless either party gives a written request (a “Negotiation Request”) to enter into negotiations to renew this Agreement during a 60 day period beginning no later than 180 days prior to the end of the Term (the “Negotiation Period”). Notwithstanding the foregoing, either party may, by written notice to the other party, declare its or his intention not to renew the Agreement (a “Non-Renewal”) prior to the end of the Negotiation Period. For avoidance of doubt, in the event of a spin-off of Tribune Company’s publishing businesses, this Agreement will be assigned to the newly separate entity into which such businesses are spun (the “Publishing Parent”) and your employment hereunder will not terminate, but will continue with the newly separate entity. For purposes of this Agreement, “spin off” shall mean “the proposed distribution described in the Preliminary Information Statement filed as exhibit 99.1 to Amendment No. 1 to the Form 10 filed with the SEC on February 12, 2014”.

2. Title and Duties. During the Term, your title shall be Chief Executive Officer of Tribune Publishing Company, LLC (or, in the case of a spin-off of Tribune Company’s publishing businesses, the Publishing Parent), and you will have such duties and responsibilities customarily exercised by an individual serving in such a capacity, together with such other duties and responsibilities consistent with your position as reasonably assigned to you from time to time by the Company. In the case of a spin-off of Tribune Company’s publishing businesses, you will report to the Board of Directors of the Publishing Parent.

3. Base Salary. For all services rendered to the Company hereunder, you shall receive an annual base salary (“Base Salary”) equal to One Million Dollars ($1,000,000), payable in accordance with the Company’s applicable payroll practices. Your Base Salary will be reviewed annually by the Company’s Board of Directors and may be increased (but not decreased) as determined by the Company in its sole discretion. References in this letter agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

4. Annual Bonus. (a) You shall be eligible for an annual bonus award determined by the Company in respect of each fiscal year during your term of employment with the Company (the “Annual Bonus”). Beginning with 2014, the target Annual Bonus for each fiscal year shall be one hundred percent (100%) of your Base Salary (the “Target Bonus”), although the parties acknowledge that your actual Bonus will vary depending upon the performance of you and the Company and may be greater or less than the Target Bonus, with the actual Annual Bonus payable being based upon the level of achievement of reasonably attainable annual Company and individual performance objectives for such fiscal year, as determined by the Board after consultation with you. Your annual bonus for 2014 will be prorated to reflect your actual period of employment during 2014. The Annual Bonus shall be paid to you between January 1 and March 31 of the calendar year immediately following the performance year in respect of which such Bonus is earned, at the same time as annual bonuses are generally payable to other senior executives of the Company (or, as applicable, the Publishing Parent), subject to Section 9 below.

5. Equity Compensation. (a) Beginning with 2014 and with respect to each subsequent year of the Term, you shall be granted equity awards in a manner similar to other senior executives in respect of Tribune Company’s common stock (or, in the case of a spin-off of Tribune Company’s publishing businesses, the common stock of the Publishing Parent), such awards having an aggregate fair value, each year, equal to One Million Five Hundred Thousand Dollars ($1,500,000), based on the fair market value of the common stock on the date of grant. It is currently expected that your award in 2014 will be made at or about the time at which a spin-off of Tribune Company’s publishing businesses and with respect to the Publishing Parent’s common stock.

(b) Any awards made pursuant to this Section 5 shall be subject to such terms and conditions as are set forth in the applicable grant agreement and in the applicable underlying equity plan.

(c) In the event that any awards are made to you pursuant to this Section 5 in respect of Tribune common stock, in the case of a spin-off of Tribune Company’s publishing businesses, your Tribune equity awards will be will be adjusted to relate to the Publishing Parent’s common stock, with all other terms remaining substantially the same. Such adjustment will be affected by converting the pre-spin value of the Tribune common stock subject to such awards just prior to effecting the spin-off into an equivalent post-spin value in respect of the Publishing Parent’s common stock, as determined by Tribune’s Compensation Committee or other duly authorized committee of the Tribune Board of Directors.

6. Benefits. During the Term, you shall be entitled to participate in the benefit plans and programs (including without limitation, vacation, health insurance, dental insurance, life insurance and 401(k) plan) and receive perquisites, commensurate with your position, that are provided by the Company from time to time for its senior executives, subject to the terms and conditions of such plans and programs. Nothing in this Section 6 be construed or interpreted to limit the Company’s ability to amend, modify or terminate any such plans or programs at any time or from time to time. Your vacation entitlement will be four (4) weeks per calendar year.

7. Business Expense Reimbursements. The Company shall promptly reimburse you for your reasonable and necessary business expenses in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).

8. Indemnification. You will be entitled to indemnification and prompt advancement of legal fees, costs, and expenses, on the same terms as indemnification and advancement are made available to other senior executives of the Company, whether through the Company’s by-laws, certificate of incorporation, or otherwise. During your employment with the Company, you shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its directors and officers, as may be altered from time to time for such directors and officers.

9. At-Will Employment. This Agreement is not to be construed as a contract of employment for any period of time or to alter your “at-will” employment status with the Company, and nothing herein shall prohibit either you or the Company from terminating your employment with the Company at any time for any reason, in connection with which you will, except as set forth expressly below, be entitled only to the Accrued Entitlements, and except as set forth below, all then-unvested equity awards held by you shall be forfeited for no consideration.

(a) Termination Without Cause; Resignation with Good Reason. Notwithstanding the foregoing, in the event that: (i) during the Term your employment is terminated by the Company Without Cause (other than due to death or Disability) or by you with Good Reason; (ii) the Company declares a Non-Renewal; or (iii) the Company does not offer to renew this Agreement for a term of not less than one year on substantially equivalent terms and the parties do not enter into a renewed Agreement, you will be entitled the following benefits in addition to the Accrued Entitlements:

(i) A cash severance amount of Two Million Dollars (“$2,000,000”), which amount shall be paid to you in substantially equal installments consistent with the Company’s payroll practices during the twelve (12) month period immediately following such termination (the “Severance Period”).

(ii) Continuation during the Severance Period of any health and dental insurance benefits under the terms of the benefit plans in which you were participating immediately prior to your termination, subject to such insurance benefits continuing to be provided generally for the employees of the sponsor of such plans and to your payment of the cost of any such benefits to the same extent that active employees are required to pay for such benefits under the applicable plans from time to time; provided, however, that such continuation coverage shall end earlier upon your becoming eligible for comparable coverage under another employer’s benefit plans; provided, further, that to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company under the recently enacted healthcare reform law (the Patient Protection and Affordable Care Act) or other applicable law, the Company may alternatively provide you with a cash payment in an amount equal to the applicable COBRA premium that you would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for such period (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time).

(iii) Accelerated vesting of all outstanding unvested equity awards granted under Section 5 prior to the date of termination that would have vested in the ordinary course over the one (1) year period following such termination.

For avoidance of doubt, if: (i) during the Term your employment is terminated by the Company for Cause or by you without Good Reason; (ii) you declare a Non-Renewal; or (iii) the Company offers to renew this Agreement for a term of not less than one year on substantially equivalent terms and you do not enter into a renewed Agreement, you will only be entitled to the Accrued Entitlements and there will be no additional amounts paid to you under Section 9(a), 9(b) or 9(c).

(b) Sale of Tribune Company’s Publishing Businesses. In the event that Tribune Company elects to sell its publishing businesses and either (i) you do not receive an offer of employment from the Buyer, (ii) you do not accept an offer of employment from the Buyer because it is not a Comparable Offer of Employment, or (iii) you accept the Buyer’s offer of employment but, during the twelve (12) months after the date on which the sale closes, your employment with the Buyer is terminated without Cause or you terminate your employment for Good Reason, you will be entitled to a cash severance amount of Two Million Dollars (“$2,000,000”), which amount shall be paid to you in a lump sum within fifteen (15) business date after the date on which your employment terminates. If Tribune Company’s publishing businesses are sold, you will be entitled to accelerated vesting of all unvested equity granted prior to the date of termination that would have vested in the ordinary course over the one (1) year period following the date on which the sale closes.

(c) Death; Disability. If your employment is terminated due to death or by the Company due to Disability, then, in addition to the Accrued Entitlements, you shall be entitled to receive an amount, payable within 90 days following termination, equal to your Target Bonus multiplied by a fraction, the numerator of which is the number of days worked in such year and the denominator of which is 365.

(d) Definitions.

(i) “Accrued Entitlements” means (i) any accrued but unpaid Base Salary and any duly incurred, timely submitted, and unreimbursed expenses under the Company’s business expense reimbursement policies, in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within 30 days following termination of employment, (ii) amounts owing to you upon a termination of employment under the express terms of any other benefit plans, programs, or arrangements in which you participate, other than severance plans or policies, (iii) any earned but unpaid Annual Bonus for the year prior to the year of termination, (iv) a pro-rated Annual Bonus in the amount of the Target Bonus (that is, 100% of Base Salary) multiplied by a fraction, the numerator of which is the number of days worked in such year until the date of termination and the denominator of which is 365, and (v) amounts otherwise expressly required by applicable law to be paid to you.

(ii) “Cause” means: (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) embezzlement, material misappropriation or fraud, whether or not related to your employment with the Company; (c) commission of a material act of dishonesty or willful conduct in violation of Company’s written policies and codes of conduct; (d) willful unauthorized disclosure or use of Confidential Information or any other breach of the restrictive covenants set forth in Exhibit A; (e) material improper destruction of Company property; (f) willful misconduct in connection with the performance of your duties; or (g) any finding by the Securities and Exchange Commission pertaining to your willful conduct, which, in the opinion of independent counsel selected by the Company, could reasonably be expected to impair or impede the Company’s ability to register, list, or otherwise offer its stock to the public, or following any initial public offering, to maintain itself as a publicly traded company; provided, however, that you shall be provided a 10-day period to cure any such breach set forth in clause (c), (d), (e), or (f), to the extent curable. For the avoidance of doubt, placing you on paid leave for up to 60 days during which the Company continues to provide you with all compensation and benefits provided for hereunder, pending the Company’s good faith determination of whether there is a basis to terminate you for Cause, will not by itself (x) constitute a termination of your employment hereunder or (y) provide you with Good Reason to resign your employment. For purposes of this definition of “Cause,” no act, or failure to act, on your part shall be considered “willful” or “intentional” unless done, or omitted to be done, by you not in good faith or without a reasonable belief that such act or omission was opposed to the best interest of the Company.

(iii) “Comparable Offer of Employment” means an offer of employment by the Buyer of Tribune Company’s publishing businesses which includes: (a) substantially the same duties, authority, responsibilities and positions; (b) is located within 50 miles from your then-current principal place of employment; and (c) includes at least the same annual Base Salary and Target Bonus and the dollar amount equivalent of the equity compensation set forth in Section 5(a).

(iv) “Disability” means you would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that you are actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means your inability to perform your duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of 90 days or for a period of 120 days in any 365 day period as determined by the Company in its good faith judgment.

(v) “Good Reason” means, without your prior written consent, one or more of the following events: (a) a reduction in the Base Salary or a reduction in the Target Bonus below the minimum amount set forth in Section 4; (b) a failure by the Company to pay in accordance with the terms of this Agreement; (c) a material diminution or adverse change in your duties, authority, responsibilities, reporting line or positions; or (d) the requirement that you be based at a location in excess of 50 miles from your then-current principal place of employment, except for required travel on the Company’s business to an extent substantially consistent with your position; provided, however, that prior to resigning for Good Reason, you shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than thirty (30) days following your knowledge of such facts and circumstances, and the Company shall have thirty (30) days after receipt of such notice to cure such facts and circumstances (and if so cured, then you shall not be permitted to resign with Good Reason in respect thereof). Any resignation with Good Reason shall be communicated to the Company by written notice, which shall include your date of termination of employment (which, except as set forth in the preceding sentence, shall be a date at least ten (10) days after delivery of such notice and the expiration of such cure period and not later than 60 days thereafter). For avoidance of doubt, a spin of Tribune Company’s publishing businesses will not, in and of itself, constitute Good Reason.

(e) Release Condition. Notwithstanding anything herein to the contrary, your entitlement to the payment and benefits set forth in either Section 9(a), 9(b) or 9(c), other than the Accrued Entitlements, shall be (A) conditioned upon your having provided an irrevocable waiver and release of claims in favor of the Company, its predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit B, that has become effective in accordance with its terms within 55 days following the termination of your employment (the “Release Condition”), (B) subject to your continued compliance in all material respects with the terms of this Agreement, including all exhibits hereto, and (C) subject to Section 20 below.

10. Mitigation. In the event of a Termination Without Cause or for Good Reason under this Agreement, you shall not be required to take actions in order to mitigate your damages hereunder.

11. Restricted Activities. You agree to comply with the restrictive covenants set forth on Exhibit A hereto, which covenants shall survive any termination of employment as set forth therein. The covenants contained in such Exhibit A shall be deemed incorporated herein by reference and made a part hereof. References in such Exhibit A to the Company shall mean the Company as defined herein, and as the same may be modified pursuant to Section 16 hereof, by reason of any assignment of this Agreement to the Publishing Parent, as expressly contemplated hereby.

12. Notice. All notices, requests, consents and other communications required or permitted to be given under this Agreement shall be effective only if given in writing and shall be deemed to have been duly given if delivered personally or sent by a nationally recognized overnight delivery service, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company prior to a spin-off of Tribune Company’s publishing businesses:

Tribune Company

435 N. Michigan Avenue

Chicago, IL 60611

Attention: Peter Liguori

If to the Company after a spin-off of Tribune Company’s publishing businesses:

Tribune Publishing Company, LLC

435 N. Michigan Avenue

Chicago, IL 60611

Attention: Chairman of Board of Directors

If to you, to:

John H. Griffin, Jr.

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13. Confidentiality. Except and until the terms of this Agreement are disclosed publicly in connection with the proposed spin-off of the publishing business or is otherwise disclosed publicly in accordance with the requirements of applicable law, you will keep the terms of this letter confidential at all times and will not disclose the terms of this Agreement to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this Agreement confidential). Your (and your family members’ and advisors’) obligation to keep the terms of this Agreement confidential will continue to apply even after the expiration of your employment with the Company.

14. Non-Disparagement. While employed by the Company and at all times thereafter, you shall not, whether in writing or orally, disparage the Company, or their predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair you from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements). While you are employed by the Company and at all times thereafter, the Company (and, in the case of a spin-off, the Publishing Parent), acting in its/their corporate capacity, shall not, whether in writing or orally, disparage you with respect to any of your past or present activities; or otherwise publish (whether in writing or orally) statements that tend to portray you in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair the Company (or, in the case of a spin-off, the Publishing Parent) from testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested (or otherwise complying with legal requirements).

15. Withholding. The Company may deduct and withhold from any amounts payable hereunder such federal, state, local, non-U.S., or other taxes as are required to be withheld pursuant to any applicable law or regulation.

16. Assignment. You may not assign, transfer, or otherwise dispose of this Agreement, or any of your other rights or obligations hereunder (other than your rights to payments hereunder, which may be transferred only by will or by the laws of descent and distribution), without the prior written consent of the Company, and any such attempted assignment, transfer, or other disposition without such consent will be null and void. In the event of a spin-off of Tribune Company’s publishing businesses, the Company may assign this Agreement to the Publishing Parent and from and after the date of such assignment, all references herein to the Company shall be deemed to be references to the Publishing Parent.

17. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all other agreements and understandings, written or oral, between the parties hereto with respect to the subject matter hereof.

18. Waiver and Amendment. Any waiver, alteration, amendment, or modification of any of the terms of this Agreement will be valid only if made in writing and signed by the parties hereto. No waiver by either of the parties hereto of their rights hereunder will be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

19. Severability and Governing Law. If any provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (x) the remaining terms and provisions hereof will be unimpaired, and (y) the invalid or unenforceable term or provision hereof will be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF ILLINOIS (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH JURISDICTION.

20. Section 409A.

(b) As used herein, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with payments and benefits provided in accordance with the terms hereof (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties.

(c) Notwithstanding anything herein to the contrary, the following special rule shall apply, if and to the extent required by Section 409A: in the event that (i) you are deemed to be a

“specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits hereunder or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations § 1.409A-1(h), and (iii) you are employed by a public company or a controlled group affiliate thereof, no payments hereunder that are “deferred compensation” subject to Section 409A shall be made you prior to the date that is six (6) months after the date of your separation from service or, if earlier, your date of death, and following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum without interest on the earliest permissible payment date.

(d) Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to you 61 days following a “separation from service” as defined in Treasury Regulations § 1.409A-1(h), provided that you satisfy the Release Condition, as required by Section 9. Each payment made hereunder (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. In addition, where a payment is to be made during a period of time (e.g., within 60 days following termination of employment) and such period of time falls in two calendar years, the payment shall be made in the second calendar year.

(e) To the extent that any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to and not exempt from Section 409A, any such payment, reimbursement, or benefit in one calendar year shall not affect the amounts of any payment, reimbursement, or benefit in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any payment or reimbursement be made after the last day of the calendar year following the calendar year in which you incurred such indemnifiable loss or expense, and in no event shall any right to the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Jack, please acknowledge your agreement and acceptance of the terms of this Agreement by signing where indicated below and returning the original copy of this Agreement to me no later than March     , 2014. This Agreement will be a binding agreement upon our receipt of your signed copy.

Sincerely,

TRIBUNE COMPANY

By: Melanie Hughes Title: EVP/Human Resources

Agreed and Accepted on this 3rd day of March 2014:

John H. Griffin, Jr.

Exhibit A

Restrictive Covenants

You acknowledge that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill. You acknowledge that you are being provided with significant consideration (to which you are not otherwise entitled) to induce you to enter into the letter agreement to which this exhibit is attached. In light of the foregoing, and the Company’s and your mutual understanding that in the course of your duties with the Company you will acquire Confidential Information that would be of significant benefit to a subsequent employer that competes with the Company, you expressly acknowledge and agree that each and every restraint imposed by this Exhibit A is reasonable with respect to subject matter, time period and geographical area. For purposes of this Exhibit A, references to the Company shall include its subsidiaries and any affiliates of the Company that are controlled by the Company.

1. Noncompetition and Nonsolicitation. You agree that you shall not, directly or indirectly, without the prior written consent of the Company:

(a) while an employee of the Company and during the one-year period following termination of employment, engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business), in any geographic location in which the Company engages (or in which the Company has been actively planning to engage) as of the date of termination of your employment, that compete directly with the Company and its subsidiaries, and any other affiliates of the Company whose business is related to that of the Company in the business of television broadcasting, newspaper publishing, or other digital information or entertainment services, or any other business in which the Company or any of its affiliates is engaged (or in which the Company or any of its affiliates has been actively planning to engage) at the time of termination (in all cases other than businesses that are immaterial to the Company), including any activities or businesses of the Company, its subsidiaries or such affiliates that involve any person or entity with whom the Company has engaged in substantive dialogue at the time of termination of your employment regarding entry into a material business relationship (but only to the extent that a material business relationship is consummated with any such person or entity within twelve (12) months following the termination of your employment) (“Competitive Activities”), or assist any person or entity in any way to do, or attempt to do, anything prohibited by this Section 1(a); provided, however, that the foregoing shall not prevent you from providing services as a consultant, employee, advisor, or otherwise with a person or entity that engages in Competitive Activities, if such service relationship is restricted solely to one or more portions of the operations and businesses of such person or entity, such portions do not engage in Competitive Activities, and you undertake not to, and do not, have any discussions with, or participate in, the governance, management or operations of such person or entity or any business segments thereof that engage in Competitive Activities; or

(b) while an employee of the Company and during the one-year period following termination of employment for any reason, (A) solicit, recruit or hire, or attempt to solicit, recruit or hire, any employees of the Company or persons who have worked for the Company during the 12 month period immediately preceding such solicitation, recruitment or hiring or attempt thereof (other than your secretary/executive assistant); (B) intentionally interfere with the relationship of the Company with any person or entity who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, developer, subcontractor, licensee, licensor or other business relation of, the Company; or (C) assist any person or entity in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; provided that the preceding clause (A) shall not prohibit you from (x) conducting a general solicitation made by means of a general purpose advertisement not specifically targeted at employees or other persons or entities described in clause (A) or (y) soliciting or hiring any employee or other person or entity described in clause (A) who is referred to you by search firms, employment agencies or other similar entities, provided that such firms, agencies or entities have not been instructed by you to solicit any such employee or person or entity or category thereof.

The periods during which the provisions of this Section 1 apply shall be tolled during (and shall be deemed automatically extended by) any period in which you are in violation of the provisions of this Section 1, to the extent permitted by law. The provisions of Section 1(a) shall not be deemed breached as a result of your passive ownership of: (i) less than an aggregate of 2% of any class of securities of an entity engaged, directly or indirectly, in Competitive Activities, so long as you do not actively participate in the business of such entity; provided, however, that such securities are listed on a national securities exchange; or (ii) less than an aggregate of 1% in value of any instrument of indebtedness of an entity engaged, directly or indirectly, in Competitive Activities.

2. Nondisclosure of Confidential Information.

(a) You acknowledge that you shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets. You acknowledge that the Confidential Information obtained by you while employed by the Company is the property of the Company. Therefore, you agree that you shall not disclose to any unauthorized person or entity or use for your own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of your acts or omissions in violation of this Exhibit A; provided, however, that if you receive a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, (i) you shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, if permitted by law, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, you shall disclose only that portion of the Confidential Information which, based on the written advice of your legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving person or entity shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b) For purposes of this Exhibit A, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of your breach of this Exhibit A, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to you prior to your involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by you of this Exhibit A). Without limiting the foregoing, you agree to keep confidential the existence of, and any information concerning, any dispute between you and the Company, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary for the prosecution or defense of such dispute).

3. Return of Property. You acknowledge that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by you while an employee of the Company (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and you shall immediately return such property to the Company upon the termination of your employment and, in any event, at the Company’s request and subject to inspection in accordance with applicable Company employee policies generally; provided, that you shall be permitted to retain a copy of your contacts/rolodex and personal files.

4. Intellectual Property Rights.

(a) You agree that the results and proceeds of your services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by you, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”)

of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to you whatsoever. As to any Invention that you are required to assign, you shall promptly and fully disclose to the Company all information known to you concerning such Invention.

(b) You agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent that you have any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such Proprietary Rights. This Section 4(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being your employer. You further agree that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, you shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. You shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, you shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees. Your obligations under this Section 4 shall continue beyond the termination of your employment with the Company.

(c) You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Remedies and Injunctive Relief. You acknowledge that a violation by you of any of the covenants contained in this Exhibit A would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, you agree that, notwithstanding any provision of this Exhibit A to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage and without the requirement to post bond) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Exhibit A in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Exhibit A or otherwise, and all of the Company’s rights shall be unrestricted, and notwithstanding the fact that any such provision may be determined not to be subject to specific performance, the Company will nevertheless be entitled to seek to recover monetary damages as a result of your breach of such provision.

Exhibit B

GENERAL RELEASE AND COVENANT NOT TO SUE

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

1. Jack Griffin (“you”), on your own behalf and on behalf of your descendants, dependents, heirs, executors and administrators and permitted assigns, past and present (your “Related Parties”), in consideration for the amounts payable and benefits to be provided to you under that letter agreement relating to employment with the Company, dated as of March 3, 2014, between Tribune Publishing Company, LLC (the “Company”), and you (the “Letter Agreement”), hereby covenant not to sue or pursue any litigation against, and waive, release, and discharge the Company, its subsidiaries and affiliates, their predecessors, and successors, and all of their respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives, managers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities) of any of the foregoing (collectively, the “Releasees”), from any and all claims, demands, rights, judgments, defenses, complaints, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that you ever had, now have or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against the Releasees relating to your employment with the Company or the termination thereof or your service as an officer or director of the Company or its subsidiaries or affiliates or the termination of such service, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs (collectively, “Claims”) (the “Release”); provided, however, that nothing herein shall release the Company from (i) any of its obligations to you under the Letter Agreement (including, without limitation, its obligation to pay the amounts and provide the benefits conditioned upon the effectiveness of this General Release and Covenant Not to Sue); (ii) any rights you may have in respect of accrued vested benefits under the employee benefit plans of the Company and its subsidiaries; (iii) any rights you may have to indemnification under the Letter Agreement, the Company’s by-laws, other applicable law, or any insurance coverage or other benefits under any directors and officers insurance or similar policies; or (iv) any rights you and your Related Parties may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against you and the Company as a result of any act or failure to act for which you and the Company are held jointly liable.

2. You further agree that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit or other proceeding for Claims that is or may be initiated, prosecuted or maintained by you or your heirs or assigns. You understand and confirm that you are executing this General Release and Covenant Not to Sue voluntarily and knowingly, but that this General Release and Covenant Not to Sue does not affect your right to claim otherwise under ADEA. In addition, you shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant federal, state or local administrative agency, but you agree to waive your rights with respect to any monetary or other financial relief arising from any such administrative proceeding.

3. In furtherance of the agreements set forth above, you hereby expressly waive and relinquish any and all rights under any applicable statute, doctrine or principle of law restricting the right of any person to release claims that such person does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected such person’s decision to give such a release. In connection with such waiver and relinquishment, you acknowledge that you are aware that you may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that you now know or believe to be true, with respect to the matters released herein. Nevertheless, it is your intention to fully, finally and forever release all such matters, and all claims relating thereto, that now exist, may exist or theretofore have existed, as specifically provided herein. The parties hereto acknowledge and agree that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

4. The Company’s offer to you of this General Release and Covenant Not to Sue and the payments and benefits set forth in the Letter Agreement are not intended as, and shall not be construed as, any admission of liability, wrongdoing or improper conduct by the Company. You acknowledge that you have not filed or caused to be filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state, federal or foreign agency, court or other body (each individually a “Proceeding”). You represent that you are not aware of any basis on which such a Proceeding could reasonably be instituted. You (i) acknowledge that you will not initiate or cause to be initiated on your behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”).

5. You acknowledge that you have been offered a period of time of at least [21/45]1 days to consider whether to sign this General Release and Covenant Not to Sue, and the Company agrees that you may cancel this General Release and Covenant Not to Sue at any time during the seven days following the date on which this General Release and Covenant Not to Sue has been signed (the “Revocation Period”). You acknowledge and agree that you have entered into this General Release and Covenant Not to Sue knowingly and willingly and have had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. You further

[1]	To be selected based on whether applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA).

acknowledge that you have read this General Release and Covenant not to sue carefully, have been advised by the Company to, and have in fact, consulted an attorney, and fully understand that by signing this General Release and Covenant Not to Sue you are giving up certain rights which you may have to sue or assert a claim against any of the Releasees. In order to cancel or revoke this General Release and Covenant Not to Sue, you must deliver to the Board of Directors of the Company written notice stating that you are canceling or revoking this General Release and Covenant Not to Sue during the Revocation Period. If this General Release and Covenant Not to Sue is timely canceled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable, and the Company shall not be obligated to make the payments to you or to provide you with the benefits identified in the Sections of the Letter Agreement referred to in Section 9(e) of the Letter Agreement, unless and until the requirements with respect thereto are met. You acknowledge that, even if this General Release and Covenant Not to Sue is not executed or is canceled or revoked by you, the provisions of the Letter Agreement that otherwise by their terms survive termination of your employment shall remain in full force and effect.

6. The invalidity or unenforceability of any provision or provisions of this General Release and Covenant Not to Sue shall not affect the validity or enforceability of any other provision of this General Release and Covenant Not to Sue, which shall remain in full force and effect. This General Release and Covenant Not to Sue sets forth the entire agreement of you and the Company in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this General Release and Covenant Not to Sue. The validity, interpretation, construction and performance of this General Release and Covenant Not to Sue shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

IN WITNESS WHEREOF, you and the Company have each caused this General Release and Covenant Not to Sue to be executed as of the dates shown below.

TRIBUNE PUBLISHING COMPANY, LLC

By:

Name:
Title:
Date:

EXECUTIVE

John H. Grifffin, Jr.

Date: